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                                  Exhibit c(2)

                       FORM OF NON-COMPETITION AGREEMENT


         NON-COMPETITION AGREEMENT (this "Agreement"), dated as of March 14, 1997, by and between PhoneTel Technologies, Inc., an Ohio corporation ("Parent"), and _____________ ("Executive").

         WHEREAS, Executive has heretofore served as ____________ of Communications Central Inc., a Georgia corporation ("the Company");

         WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 14, 1997, pursuant to which, as of the "Closing Date" (as such term is defined in the Merger Agreement), PhoneTel Acquisition Corp., a Georgia corporation and wholly owned subsidiary of Parent ("Sub"), will merge with and into the Company or the Company will merge with and into Sub (the "Merger").

         WHEREAS, the Company and Parent are in the business of owning, leasing, operating and maintaining pay telephones;

         WHEREAS, Parent recognizes that Executive possesses trade secrets and confidential business information relating to the Company as well as knowledge and experience relating to the pay telephone industry and desires to prevent Executive from (1) competing with the pay telephone and inmate phone business operated by Parent (or any subsidiary thereof), (2) soliciting the former, current or future customers or employees of Parent (or any subsidiary thereof) or (3) soliciting Parent to sell its assets (or the assets of any subsidiary thereof);

         WHEREAS, Parent has required Executive to enter into this Agreement as a condition to entering into the Merger Agreement; and

         WHEREAS, Executive is agreeable to restrictions on his ability to compete against and solicit from Parent in accordance with the terms of this Agreement;

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         NOW, THEREFORE, in consideration of the execution, delivery and performance of the Merger Agreement, and mutual premises and covenants herein and therein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Executive hereby agree as follows:

         Section 1. Term. The term of this agreement shall commence on the date hereof and continue for a period of five (5) years commencing upon the consummation of the Merger (the "Term").

         Section 2. Non-Competition. (a) Subject to and expressly conditioned upon Parent's timely payment of all amounts due to Executive hereunder, for a period of three (3) years commencing upon the consummation of the Merger, neither Executive nor any member of his family shall, without the prior written consent of Parent, directly or indirectly, own, operate, manage, be employed by, be an agent of, act as a consultant for, financially support, lease property to or from or have a proprietary interest in, any enterprise or business which sells, leases, maintains, owns or operates pay telephones or inmate phones in any part of the states in which Parent or the Company conducts its business on the date hereof. Executive acknowledges that the business of Parent and its affiliates will be conducted throughout such states and agrees that such geographic scope is reasonable.

         (b) Notwithstanding any provision to the contrary contained herein, Executive shall not be prohibited from owning less than 2% of the outstanding equity securities of any publicly-held corporation.

         Section 3. Non-Solicitation. Executive agrees that, (a) during the Term of this Agreement, he will not, directly or indirectly, (i) purchase or otherwise acquire, or attempt to purchase or otherwise acquire, any of the assets of Parent (or any subsidiary thereof) or (ii) persuade or attempt to persuade customers, potential customers, suppliers or potential suppliers of Parent and its affiliates to divert their pay telephone or inmate phone business to any other entity or individual; (b) for a period of three years commencing upon consummation of the Merger, he will not, directly or indirectly, solicit, entice or persuade, or attempt to solicit, entice or persuade, any employee of Parent or its affiliates (including employees of the Company), or any client then

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under contract with Parent or any of its affiliates, to terminate his or her employment by or contractual relationship with Parent or its affiliates or to become employed by or to enter into contractual relations with a competitor of Parent or its affiliates; and (c) for a period of one year commencing upon consummation of the Merger, he will not, directly or indirectly, employ or cause to be employed, any employee or consultant of Parent or its affiliates (including employees of the Company).

         Section 4. Confidentiality. Executive acknowledges that Parent would be irreparably damaged if confidential information about Parent or its affiliates were disclosed to or utilized on behalf of any person, firm, corporation or other business organization which is in competition in any respect with Parent or its affiliates. Executive covenants and agrees that he will not at any time, and will cause his agents, affiliates and associates not to at any time, without the prior written consent of Parent, disclose any such confidential information, except to employees and authorized representatives of Parent.

         Section 5. Compensation; Taxes. In consideration for the agreements of Executive contained herein, Parent agrees to pay or cause the Company to pay Executive a total of $[ ], without interest, to be paid 50% upon consummation of the Merger and 50% six months thereafter; provided, however, that if Executive violates the terms of this Agreement, such second installment will be withheld. The second installment shall be placed in escrow by Parent for the benefit of Executive upon consummation of the Merger. Executive hereby acknowledges that by virtue of this Agreement he is not and will not become an employee of Parent. Executive further acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes and workers' compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold Parent harmless from any claim or liability therefor.

         Section 6. Necessity. Executive acknowledges that due to the uniqueness of his skills and abilities and the uniqueness of the trade secrets, confidential business lists, customer requirements and preferences, records and information he possesses, the covenants set

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forth herein are reasonable and necessary for the protection of Parent.
Executive further acknowledges that enforcement of the covenants herein will not deprive him of his ability to earn a livelihood.

         Section 7. Specific Performance. Executive acknowledges that the rights and privileges granted to Parent herein are of a special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach by Executive of this Agreement will cause Parent irreparable injury and damage. Accordingly, Executive hereby agrees that Parent shall be entitled to remedies of injunction, specific performance or other equitable relief, to prevent or cure a breach of this Agreement. This provision shall not be construed as a waiver of any other rights or remedies Parent may have for damages or otherwise.

         Section 8. Partial Invalidity. The parties have entered into this Agreement in good faith and for the reasons set forth in the recitals hereto and assume and intend that this Agreement is legally binding. If, for any reason, this Agreement is not binding because of its geographical scope or because of its term, then the parties agree that this Agreement shall be deemed effective for the widest geographical area and/or the longest period of time as may be legally enforceable, it being understood that the compensation payable hereunder is for the full Term and geographic area stated herein, and for all the covenants of Executive. Any provision which is determined to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. The provisions of this Section 8 shall not be construed as a waiver of any other rights or remedies Parent may have for damages or otherwise.

         Section 9. Binding Effect; Modifications. This Agreement shall be binding upon and shall inure to the benefit of the personal representatives, executors, administrators, successors and assigns of the parties to this Agreement. This Agreement contains the entire agreement of the parties and supersedes any and all prior written agreements between the parties, and all prior and contemporaneous oral statements with respect to the transactions contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed

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by an agreement in writing signed by each of the parties hereto.

         Section 10. Section Captions; Counterparts. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

         Section 11. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, applied without giving effect to any conflict of laws principles.

         Section 12. No Rule of Construction. The parties acknowledge and agree that no rule of construction shall apply to this Agreement which construes any language, whether ambiguous, unclear or otherwise, in favor of or against any party by reason of that party's role in drafting this Agreement.

         Section 13. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Parent:

              PhoneTel Technologies, Inc.
              650 Statler Office Building
              1127 Euclid Avenue
              Cleveland, Ohio 44115
              Tel: (216) 241-2555
              Fax: (216) 241-2574
              Attention:  Chairman

         If to Executive:

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or to such other address as each party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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         IN WITNESS WHEREOF, the undersigned parties have hereunto set their hands as of the day and year first above written.

                                       PHONETEL TECHNOLOGIES, INC.


                                       By:
                                          --------------------------------
                                          Name:  Peter G. Graf
                                          Title: Chairman and Chief
                                                 Executive Officer


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